Exhibit 21

Subsidiaries of ACT Teleconferencing, Inc.

Name	Jurisdiction of Incorporation

ACT Teleconferencing Services, Inc., formerly ACT Capital, Inc.	Minnesota, USA

ACT VideoConferencing, Inc., formerly NBS, Inc.	Minnesota, USA

ACT Research, Inc.	Colorado, USA

ACT Proximity, Inc.	Colorado, USA

ACT Teleconferencing Canada Inc.	Canada

ACT Teleconferencing Limited (formerly 60% owned but 100% owned as of January 17, 2001)	United Kingdom

ACT Business Solutions Limited, formerly Multimedia and Teleconferencing Services Limited	United Kingdom

ACT Teleconferencing France SA	France

ACT Teleconferencing GmbH	Germany

ACT Teleconferencing BV	Netherlands

ACT Teleconferencing Belgium SA	Belgium

ACT Teleconferencing (Pty) Limited	Australia

ACT Teleconferencing Hong Kong Limited	Hong Kong

ACT Teleconferencing of Bermuda Limited	Bermuda

ACT Teleconferencing Singapore PTE Limited	Singapore